Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232234, 333-237220, 333-254454, 333-263194, and 333-270662 on Form S-8 and No. 333-256229 on Form S-3ASR of our report dated February 28, 2024 relating to the financial statements of Akero Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Morristown, NJ

February 28, 2024